EXHIBIT 99.1

Amphenol

News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Senior Vice President and
Chief Financial Officer
203/265-8630
www.amphenol.com

ACQUISITION OF CONNECTION SYSTEMS DIVISION

OF TERADYNE, INC.

REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut.  December 1, 2005.  Amphenol Corporation (NYSE-APH) announced today that it has completed the acquisition of the Connection Systems division of Teradyne, Inc. (NYSE-TER) for approximately $390 million in cash (subject to a post closing working capital adjustment).  The acquisition agreement was previously announced in an October 10, 2005 press release and conference call.  The transaction was financed through borrowings under the Company’s revolving credit facilities.

Amphenol TCS (TCS), headquartered in Nashua, New Hampshire, is a leading supplier of high-speed, high-density, printed circuit board interconnect products.  TCS sells its products primarily to the data communications, storage and server markets, wireless infrastructure markets and industrial markets. TCS has facilities in North America, Europe and Asia and employs approximately 2,250 people worldwide.

Amphenol Chairman and CEO, Martin H. Loeffler, stated:  “We are excited about adding the wealth of experience and leading technology of TCS to Amphenol, and look forward to the many new opportunities created by the complementary strengths of Amphenol and TCS.”

TCS will be included in Amphenol’s consolidated results beginning in December of 2005; as such TCS is not expected to have a material impact on 2005 results.  The Company plans to issue guidance for 2006 at its scheduled fourth quarter earnings release and conference call on January 18, 2006.  Consistent with the Company’s strategy and assuming a continuation of current economic conditions, the TCS acquisition is expected to be accretive to earnings per share in the first year post acquisition.

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems.  Amphenol products are engineered and manufactured in the Americas, Europe and Asia and sold by a worldwide sales and marketing organization.  The primary end markets for the Company’s products are communication systems for the converging technologies of voice, video and data communications, industrial/automotive and military/aerospace applications.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to Part I, Item 1 of the Company’s Form 10-K for the year ended December 31, 2004, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.